Exhibit 4.1

SPECIMEN ORDINARY SHARE CERTIFICATE

CERTIFICATE NUMBER	SHARES

	CUSIP	:

PERIMETER SOLUTIONS SA

INCORPORATED UNDER THE LAWS OF THE GRAND DUCHY OF LUXEMBOURG

ORDINARY SHARES

THIS CERTIFIES THAT [NAME OF HOLDER]

IS INSCRIBED IN THE SHARE REGISTER OF THE COMPANY AS HOLDER OF

[NUMBER OF SHARES] ORDINARY SHARES

OF USD 1.- NOMINAL VALUE

PERIMETER SOLUTIONS SA

a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg, having its registered office at 12E, rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés, Luxembourg) under number B 256.548 (the “Company”) by showing the number of shares registered in the name of its owner in the shareholders’ register of the Company.

In accordance with the laws of the Grand Duchy of Luxembourg, only the registration in the share register of the Company evidences the ownership of shares.

Dated	:	Dated	:

Name	:	Name	:

Title	: Director	Title	: Director